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                                                                    Exhibit 10.4

                              EMPLOYMENT AGREEMENT
                  (amended and restated as of April 1, 2000)


      This Amended and Restated Employment Agreement by and among NABISCO HOLDINGS CORP., a Delaware Corporation ("NHC"), NABISCO, INC., a New Jersey Corporation ("NA", together with NHC, the "Company"), NABISCO GROUP HOLDINGS CORP. ("NGH") and JAMES M. KILTS ("Executive"), is effective as of April 1, 2000.

                                    RECITALS

      WHEREAS, in order to induce Executive to continue to serve as President and Chief Executive Officer of the Company and of NGH and as a member of the Board of Directors of the Company and of NGH, the Company, NGH and Executive agree that the Employment Agreement between the Company and Executive dated as of November 20, 1997 (the "Prior Agreement") should be amended and restated.

      NOW, THEREFORE, in consideration of mutual incentives, it is hereby agreed by and between the Company, NGH and Executive to amend and restate the Prior Agreement, effective on the date first above written, as follows:

      1. EMPLOYMENT.

      1.1. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the Term of Employment, as defined in Section 2 below. It is also the intention of the parties that Executive shall serve as President and Chief Executive Officer of the Company and of NGH, and as a member of the Boards of Directors of the Company and of NGH throughout the Term of Employment (for purposes of this Agreement, the positions and titles associated with "the Company" shall mean the same position and titles at each of NHC and
NA). Executive's principal office shall be at the principal executive offices of the Company in East Hanover and Parsippany, New Jersey. Executive shall perform his duties hereunder subject only to the direction and control of the Board of Directors of the Company and NGH and the Chairman of each of the Boards of Directors of the Company and NGH (the "Chairman").

      1.2. The Company shall, during the term of this Agreement, use its best efforts to insure the election and retention of Executive as President and Chief Executive Officer of the Company and of NGH and as a member of the Boards of Directors of the Company and of NGH.


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      1.3. Subject to the terms and conditions of this Agreement, Executive hereby (i) agrees to continue employment with the Company and agrees to continue to serve as President and Chief Executive Officer of the Company and of NGH and shall devote his full working time and efforts to the best of his ability, experience and talent, to the performance of the services, duties and responsibilities in connection therewith; and (ii) agrees to continue to serve as a member of the Boards of Directors of the Company and of NGH. Executive's authority and duties shall include the exclusive right to hire, discharge and fix the terms and conditions of employment of all employees of the Company and its subsidiaries, subject only to the approval of the Chairman with respect to senior level management employees. Nothing in this Agreement shall preclude Executive from engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs, from managing his personal investments, from continuing to serve on the boards of directors of any Affiliate (as hereinafter defined) of the Company or NGH or from serving, subject to approval of the Board of Directors of the Company, as a member of boards of directors of other companies.

      1.4. For purposes of this Agreement, (a) "Affiliate" means, with respect to the Company or NGH, any person or entity directly or indirectly controlling, controlled by, or under common control with the Company or NGH, as the case may be,

      (b) "Subsidiary" of the Company or NGH means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company or NGH, as the case may be, and

      (c) the term "available to Senior Executive Officers" shall mean that something is available to the senior executive officers of the Company or NGH or generally available to all chief executive officers of the major operating companies of the Company or NGH; PROVIDED, HOWEVER, such term shall not include the Chairman of NGH or NHC.

      2. TERM OF EMPLOYMENT.

      Executive's term of employment under this Agreement shall continue in accordance with the terms hereof until a termination of Executive's employment.


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           3.   COMPENSATION.

         3.1. SALARY. The Company shall pay Executive a base salary ("Base Salary") at the rate of $1,000,000 per annum. Base Salary shall be payable in accordance with the ordinary payroll practices of the Company. Executive's rate of Base Salary shall be reviewed for increase by the Chairman at least annually and by the Boards of Directors of the Company and Holdings, if necessary, and if any increases are approved, such higher amount shall constitute Executive's Base Salary.

         3.2.   ANNUAL BONUS.

         (a) In addition to his Base Salary, subject to Section 3.2(b) below, Executive shall be entitled, while he remains employed hereunder, to receive an annual bonus opportunity under NHC's Annual Incentive Award Plan or any successor thereto (the "NHC AIAP"), in accordance with the terms thereof. Executive's annual bonus will be determined in accordance with the NHC AIAP available to Senior Executive Officers; the NHC AIAP, in any event, will provide an annual target bonus opportunity to Executive no less favorable than one hundred percent (100%) of his Base Salary, subject to the attainment of the performance goals established from time to time under the NHC AIAP.

         (b) Executive may be granted Performance Units under NHC's 1994 Long Term Incentive Plan or any successor thereto (the "NHC LTIP") in lieu of all or a portion of a cash bonus opportunity under the NHC AIAP pursuant to Section 3.2(a), provided that with respect to any year the aggregate annual target bonus opportunity under the NHC AIAP and the "Initial Grant Value" of all such Performance Units granted in such year shall not be less than the annual target bonus opportunity under Section 3.2(a) (the aggregate annual target bonus opportunity under Section 3.2(a) and/or 3.2(b), as applicable, is hereinafter referred to as the "Target Bonus Opportunity"). The term "Initial Grant Value" shall have the meaning customarily given to it in Performance Unit Agreements awarded to Senior Executive Officers of the Company under the NHC LTIP prior to the date hereof.

         3.3. COMPENSATION PLANS AND PROGRAMS. Executive shall participate in any compensation plan or program, whether annual or long term, maintained by the Company or NGH on terms no less favorable than those available to Senior Executive Officers eligible to participate therein.


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           4.   EMPLOYEE BENEFITS.

         4.1. EMPLOYEE BENEFIT PROGRAMS, PLANS AND PRACTICES. The Company shall provide Executive during the term of his employment hereunder with coverage under the employee benefit programs, plans and practices (commensurate with his position in the Company and to the extent possible under any employee benefit plan), if any, in accordance with the terms thereof, which the Company makes available to Senior Executive Officers from time to time.

         4.2. VACATION AND FRINGE BENEFITS. Executive shall be entitled to the number of vacation days customarily available to Senior Executive Officers. In addition, Executive shall be entitled to the perquisites and fringe benefits normally made available to Senior Executive Officers by the Company.

         4.3.   DIRECTORS AND OFFICERS LIABILITY COVERAGE, INDEMNIFICATION.

         (a) Executive shall be entitled to the same level of coverage (as determined from time to time by the Board of Directors of the Company) under such directors' and officers' liability insurance policies, if any, or other arrangements as are available to Senior Executive Officers and directors of the Company, to the fullest extent permitted by the existing By-laws of the Company.

         (b) The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that he is or was a director, officer or employee of the Company or NGH or is or was serving at the request of the Company or NGH as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, Executive shall be indemnified and held harmless by the Company and NGH to the fullest extent legally permitted or authorized by the Company's or NGH's certificate of incorporation or bylaws or resolutions of the Company's or NGH's Board of Directors, as the case may be, or, if greater, by the applicable state laws, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to Executive even if he has ceased to be a director, member, employee or agent of the Company or NGH or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. The Company or NGH, as the case may be, shall advance to Executive all reasonable costs and expenses incurred by him in connection with a Proceeding within 20 days after receipt by the Company or NGH, as the case may be, of a written request for such advance. Such request shall include an


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undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses.

         (c) The Company also agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding by reason of the termination of his employment with his prior employer or his accepting employment with the Company, he shall be indemnified and held harmless by the Company against all costs, expenses, liabilities and losses (including, without limitation, attorney's fees) reasonably incurred or suffered by Executive in connection therewith provided; however, that Executive provides full and substantial cooperation in the defense of any such action.

         (d) The Company also agrees to indemnify Executive against any liabilities, costs or expenses, including attorney's fees, if his prior employer takes legal action against him in connection with his employment at the Company; provided, however, that Executive provides full and substantial cooperation in the defense of any such action. To the extent that Executive's prior employer does not comply with its obligations to provide a SERP benefit of $300,000 per year because of an assertion that Executive has violated a non-competition covenant, the Company shall provide Executive with 90% of the equivalent payments and benefits; provided, however, that Executive shall take any and all necessary or appropriate action to recover such amounts and further provided that Executive will fully cooperate with the Company in any action to recover said amounts. This Section 4.3 shall survive the termination of the Agreement for any reason.

         4.4. LIFE INSURANCE. In addition to any life insurance coverage which Executive has under programs of the Company, except to the extent superseded by the Travelers Agreement and the Hancock Agreement (each as defined in Section 19 hereof) the Company shall, at Company cost, provide Executive with term life insurance coverage in the amount of $5,000,000 on the Executive's life, and term life insurance coverage in the amount of $5,000,000 on the life of the Executive's spouse. The policies shall be owned by the Kilts DYN Preservation Trust dated December 21, 1999 (the "Trust") and Bessemer Trust Company (the "Owner"). The Company shall hold Executive harmless from taxes, if any, incurred as a result of premiums paid on such life insurance. As long as Executive (i) is actively employed by the Company, (ii) retires pursuant to Section 5(d) hereof,
(iii) is terminated by the Company other than for Cause (as defined in Section 6.4(a) hereof) or (iv) terminates for Good Reason (as defined in Section 6.1(b) hereof), the Company shall pay all premiums due for such insurance until the executive attains age 65.


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         4.5. RETIREE MEDICAL. Upon retirement under Section 5 hereof on or after age 55, Executive shall be eligible for retiree medical coverage based on his actual number of years of service with a minimum of 10 years credited service. The benefit provided hereunder shall be offset by any retiree medical benefits provided to Executive by his prior employers.

           5.   SUPPLEMENTAL PENSION.

         (a) Executive shall participate in (i) the Retirement Plan for Employees of Nabisco Holdings Corp. ("PEP"), (ii) the Nabisco Holdings Corp. Supplemental Benefits Plan ("SBP") and (iii) the Nabisco Holdings Corp. Additional Benefits Plan ("ABP") (collectively, the "Plans") in accordance with the terms of the Plans.

         (b) Upon completion of five years of active service with the Company or upon Executive's termination at any time other than (i) by the Company for Cause or (ii) by Executive without Good Reason, Executive shall be entitled to a minimum annual pension (the "Minimum Pension") equal to $200,000, (determined on the basis of a single-life annuity beginning at age 60, determined using the actuarial assumptions under the PEP). If and to the extent that the benefits payable under the terms of the Plans are less than the Minimum Pension, Executive, at the later of (i) Executive's Normal Retirement Age (as defined in subsection (d) hereof) or (ii) termination of Executive's employment other than for (A) by the Company for Cause or (B) by Executive without Good Reason, shall receive a supplemental pension (the "Supplemental Pension") equal to the difference between the Minimum Pension and the pension payable under the terms of the Plans. The Supplemental Pension shall be paid from the general assets of the Company (subject to Section 5(c) hereof) and shall be paid in the form of a single life annuity. If Executive dies after completing five years of active service with the Company, but prior to the commencement of his Supplemental Pension payments, Executive's beneficiary (as defined in Section 6.3 hereof) shall receive a benefit equal to the amount the beneficiary would have received in respect of the Supplemental Pension had Executive retired and been entitled to receive Supplemental Pension payments commencing immediately on the day prior to his death and elected to receive the Supplemental Pension in the form of a joint and 50% survivor annuity.

         (c) The Supplemental Benefit will be pre-funded only if similar retirement benefits provided to any other executives of the Company are pre-funded.

         (d) Executive's "Normal Retirement Age" shall be the first day of the month next following Executive's 60th birthday, unless Executive is permitted to


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retire earlier with the consent of the Compensation Committee of the Board of
Directors of the Company; provided, however, Executive's Normal Retirement Age shall in any event not occur until the end of any period of Compensation Continuance. Notwithstanding the foregoing, if termination of Executive's employment is other than for (i) by the Company for Cause or (ii) by Executive without Good Reason and is following a Change of Control (as defined in Section 6.1(d) hereof), Executive's "Normal Retirement Age" shall be deemed to be the date of such termination. Executive's voluntary termination of employment without Good Reason on or after his Normal Retirement Age shall be a termination of employment, but shall not be an "Involuntary Termination" (as defined in Section 6.1 (a) hereof) entitling Executive to Compensation Continuance (as defined in Section 6.1(a) hereof) under this Agreement.

           6.   TERMINATION OF EMPLOYMENT.

         6.1. TERMINATION NOT FOR CAUSE OR FOR GOOD REASON. (a) The Company may terminate Executive's employment at any time for any reason, and as provided in
Section 6.4, Executive may terminate his employment at any time for any reason. If Executive's employment is terminated by the Company other than for Cause or if Executive terminates his employment for Good Reason (collectively, an "Involuntary Termination"), in either case prior to, or after the second anniversary of, a Change of Control (hereafter, the 24-month period beginning on a Change of Control, a "Window Period"), Executive shall, subject to Section 6.1(e) hereof and the execution of a letter containing a waiver and release, in form and substance reasonably acceptable to Executive and the Company, releasing the Company and NGH from all claims and liabilities relating to such Termination and the Company's employment of Executive, become entitled to receive compensation ("Compensation Continuance") as provided in this Section 6.1 from the date of such Termination until the third anniversary (the "Compensation Period") of the date of such Involuntary Termination, and in lieu of any other severance, in an amount in cash equal to two (2) year's Full Pay, calculated as described below, payable in equal monthly installments over the Compensation Period, each installment representing 1/18th of one year's Full Pay (as defined below). One year's "Full Pay" is the sum of (i) plus (ii), where (i) is the Executive's highest annual rate of Base Salary in effect during the twelve (12) month period prior to the Executive's Involuntary Termination and (ii) is the Target Bonus Opportunity for the calendar year in which the Executive's employment terminated, or, if greater, the amount of the actual award for the calendar year immediately preceding the year of such Termination; provided, however, in the event that Executive's termination of employment with the Company occurs before he has foregone the entire $3,030,000 amount contemplated in Sections 1a. and 1b. of the Amended Agreement to Forego Compensation, effective as of April 6, 2000 between Executive and NA, as


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subsequently amended from time to time (the "Relinquishment Agreement"), each monthly installment payable under this Section 6.1(a) shall be reduced by 1/36th of the difference between (x) $3,030,000 and (y) the amount actually foregone by the Executive under Sections 1a. and 1b. of the Relinquishment Agreement prior to his termination of employment with the Company.

         In addition, Executive shall be entitled to receive as Compensation Continuance during the Compensation Period under this Section 6.1(a):

                  (iii) all unpaid amounts, as of the date of Executive's Involuntary Termination, in respect of any bonus, for any fiscal year ending before such termination which would have been payable had Executive remained in employment until the date such amount would otherwise have been paid, and an amount equal to the Vested Target Bonus Opportunity (as defined in Exhibit A);

                  (iv) any payment deferred by Executive, together with any applicable interest or other accruals thereon;

                  (v) full coverage under the Company's employee benefit programs, plans and practices, including continued crediting of service under the Company pension plans, described in Section 4.1 hereof (in the case of any plan meeting the requirements of Section 401 (a) of the Internal Revenue Code of 1986, as amended (the "Code"), only to the extent consistent with such requirements) for the Compensation Period, or the Company will provide for equivalent coverage (on an equivalent tax basis); PROVIDED, HOWEVER, that if, in connection with an Involuntary Termination outside a Window Period, Executive is provided with benefit plan or executive perquisite program coverage other than retirement plan coverage by an unaffiliated successor employer, any such coverage by the Company shall be reduced, with respect to amounts payable hereunder, by the benefits actually provided to Executive under any similar plan or coverage by any unaffiliated successor employer;

                  (vi) full vesting of any outstanding stock options granted pursuant to the Prior Agreement or otherwise outstanding under the NHC LTIP or NGH's Long-Term Incentive Plan or successor thereto (the "NGH LTIP", and together with the NHC LTIP, the "LTIPs"), with the continued right to exercise such stock options for the remainder of their respective terms;


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                  (vii) lapse of restrictions and deemed satisfaction of any performance objectives on or applicable to any outstanding restricted or contingent stock awards or units granted pursuant to the Prior Agreement or the LTIPs;

                  (viii) such rights to payments under applicable plans or programs as may be appropriate to the terms of such plans or programs;

                  (ix) for the first six (6) months after termination, the reasonable cost of one secretary and a fully functional office, such office location to be determined by Executive as long as the office is not to be located on the premises of the Company; and

                  (x) outplacement counseling services at Company expense; provided, however, this expense shall not exceed 18% of the amount of Compensation Continuance for any calendar year. This counseling shall include, but is not limited to, skill assessment, job market analysis, resume preparation, interviewing skills, job search techniques and negotiating.

         If, subsequent to an Involuntary Termination, Executive shall die or suffer Permanent Disability (as defined in Section 6.2 hereof), such death or Permanent Disability shall not diminish the rights of Executive, his beneficiaries or successors to the payments and benefits under this Section 6.1(a) or Section 6.5(a) hereof, less any amounts paid under 6.2 (other than as required under any applicable subsections of this Section 6.1(a)).

         (b) For purposes of this Agreement, "Good Reason" shall mean the occurrence, without Executive's prior written consent, of one or more of the following events:

                  (i) the aggregate amount of Executive's Base Salary from the Company and ordinary course of business annual award opportunities under the NHC AIAP or NGH's Annual Incentive Award Plan or any successor thereto (the "NGH AIAP", and together with the NHC AIAP, the "AIAPs") and/or either LTIP is at any time reduced without the Executive's consent; provided, however, nothing herein shall be construed to guarantee the Executive's targeted bonus or other awards if performance is below target;


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                  (ii) the termination or material reduction of any employee benefit or perquisite enjoyed by him (other than, outside a Window Period, as part of an across-the-board reduction applicable to all executive officers of the Company);

                  (iii) The failure to elect or reelect Executive to any of the positions described in Section 1 above or removal of him from any such position;

                  (iv) Subject to Section 6.1 (c) hereof, Executive's job responsibilities as President and Chief Executive Officer of the Company or NGH are substantially reduced in importance without the Executive's consent or he is assigned duties which are materially inconsistent with his duties or which materially impair his ability to function as the President and Chief Executive Officer of the Company or of NGH;

                  (v) The failure to continue Executive's participation in any incentive compensation plan unless a plan providing a substantially similar opportunity is substituted;

                  (vi) Executive, without his consent, is at any time required as a condition of continued employment with the Company to relocate a distance of more than 35 miles from the current headquarters;

                  (vii) Following a Change of Control or the divestiture of NHC or NA by NGH or NHC, as the case may be, the Chairman of NHC is anyone other than the Chairman of NGH (immediately prior to such Change of Control or divestiture);

                  (viii) The failure of the Company to obtain the assumption in writing or its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 45 days after a merger, consolidation, sale or similar transaction; or

                  (ix) Unilateral termination of the Agreement by the Company or any material breach by the Company of any provision of this Agreement or any agreements entered into pursuant thereto.

         Unless the Executive provides written notification of his non-consent to the Company to any of the events described above within 180 days after his


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learning of the occurrence of such event, the Executive shall be deemed to have consented to the occurrence of such event, or events, and no "Good Reason" shall continue to exist. If the Executive provides written notice of his non-consent to any of the events above within 180 days after the occurrence of such event, or events, and if the Company does not cure such event, or events, within 30 days of such written notice, he may thereupon terminate his employment for Good Reason ninety (90) days after receipt of written notice of such termination by the Company.

         (c) In the event of Executive's promotion with his consent, no "Good Reason" under Section 6.1(b) shall be deemed to have occurred, and the parties to this Agreement agree to amend and restate the Agreement to reflect the change in status resulting from the promotion. If, however, Executive refuses a promotion, the provisions of Section 6.1 (b) shall continue to be applicable.

         (d) As used herein, a "Change of Control" shall occur on the date upon which one of the following events occurs (except as otherwise provided in paragraph (iii) below):

                  (i) Any individual, corporation, partnership, group, associate or other entity or "person" as such term is defined in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than NHC, NGH or any of their Subsidiaries, or any employee benefit plan(s) sponsored by NHC, NGH or any of their Subsidiaries, is or becomes the "beneficial owner" (as defined in Rule 13D-3 under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of NHC or NGH outstanding securities ordinarily having the right to vote at elections of directors;

                  (ii) Individuals who constitute the Board of either NHC or NGH on January 1, 2000 (each such Board the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of NHC or NGH, as the case may be, provided that any person becoming a director subsequent to such date hereof whose election, or nomination for election by NHC or NGH shareholders, as the case may be, was approved by a vote of at least three-quarters of the directors comprising that Incumbent Board (either by a specific vote or by approval of the proxy statement of NHC or NGH, as the case may be, in which such person is named a nominee of NHC or NGH, as the case may be, but excluding for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest


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         (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or "person" other than the NHC or NGH Board, as the case may be, shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board.

                  (iii) The approval by the shareholders of NHC or NGH, as the case may be, of a plan or agreement providing (A) for a merger or consolidation of NHC or NGH, as the case may be, other than with a wholly-owned subsidiary or with NGH, NHC or any of their subsidiaries, and other than a merger or consolidation that would result in the voting securities of NHC or NGH, as the case may be, outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of NHC or NGH, as the case may be, of such surviving entity outstanding immediately after such merger or consolidation or
         (B) for a sale, exchange or other disposition of all or substantially all of the assets of NHC or NGH. If any of the events enumerated in this paragraph (iii) occurs, the NHC Board shall determine the effective date of the Change of Control resulting therefrom.

         (e)(i) During any Compensation Period beginning outside a Window Period, the Executive shall provide consulting services to the Company on a reasonable basis, subject to appropriate notice and reimbursement of all travel and other expenses. During the first six (6) months of the Compensation Period the Executive may be required by the Company to provide up to fifteen (15) days of consultation during normal business hours and business days, subject to his other reasonable business and personal commitments. When and if the Executive becomes employed on a full-time basis, either with another company or on a self-employed basis, his obligation to provide consulting services shall be limited by the requirements of such employment, subject to his other reasonable business and personal commitments, and under appropriate circumstances, may be restricted to telephone conference. Continuing failure to provide such consulting services shall result in the termination of Compensation Continuance.

         (ii) If the Executive's Compensation Continuance is terminated pursuant to this Section 6.1(e), he may, within fifteen (15) days after mailing of notice thereof to him, submit to the Chairman a written objection to such termination. In such event, the Compensation Committee of the Board of


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Directors of the Company at or before its next regularly scheduled meeting must determine by majority vote that termination of Compensation Continuance was appropriate or, failing that, Compensation Continuance must be reinstated with full retroactive effect.

         6.2. PERMANENT DISABILITY. The event of the Executive becoming eligible for benefits under the Company's Long Term Disability Plan is not a termination under Section 6.1(a) or Section 6.5(a) hereof entitling Executive to Compensation Continuance under this Agreement. If, however, Executive becomes eligible for benefits under the Company's Long Term Disability Plan during his Compensation Period, the amount of Compensation Continuance shall be reduced during the Compensation Period by the amount of disability benefits payable to the Executive. All other provisions of this Agreement shall remain in effect notwithstanding the Executive's disability.

         6.3. DEATH. In the event of Executive's death while actively employed, the Company's obligations under this Agreement shall cease except for the obligations under any program of the Company providing for a death benefit. In the event of Executive's death subsequent to commencement of his Compensation Period hereunder, the balance of Compensation Continuance will be paid to his beneficiary in a lump sum. "Beneficiary" shall mean the Executive's designated beneficiary under his Executive Program life insurance.

         6.4. VOLUNTARY RESIGNATION; DISCHARGE FOR CAUSE; NOTICE AND DATE OF TERMINATION. (a) If Executive resigns voluntarily, other than for Good Reason or Permanent Disability, or the Company terminates the employment of Executive at any time for Cause, the Company's obligations under this Agreement to make any further payments to Executive, including, but not limited to, the benefits under
Section 3 or Section 6.1(a), shall thereupon cease and terminate except with respect to any previously deferred amounts, or accrued but unpaid salary. "Cause" shall mean: (a) Executive is convicted of a felony involving moral turpitude; or (b) Executive is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement, which results, or reasonably likely may result, in either case, in material economic harm to the Company, unless Executive believed in good faith that such act or nonact was in the best interests of the Company.

         (b) For purposes of this Agreement, a "Notice of Termination for Cause" shall mean delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the membership of the NHC Board (or a committee thereof) (which, for these purposes, will be hereinafter referred to as the "NHC Board") at a meeting thereof called and held for the purpose (after reasonable notice to the Executive, "Preliminary Notice", and reasonable opportunity for Executive, together with the Executive's counsel, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board, Executive was guilty of conduct set forth in the second sentence of this Section 6.4(a) and specifying the particulars thereof in detail. Upon the receipt of the Preliminary Notice, Executive shall have 14 days in which to appear with counsel or take such action as he desires on his behalf, and such 14-day period is hereby agreed to by the parties as a reasonable opportunity for Executive to be heard. The Board shall no later than 30 days after the receipt of the Preliminary Notice by Executive communicate its findings to Executive. A failure by the Board to make its finding of Cause or to communicate its conclusions within such 30-day period (the "Determination Period") shall be deemed to be a finding that Executive was not guilty of the conduct described in the second sentence of this Section 6.4(b). Any termination of Executive's employment by Executive outside a Window Period (other than by death or Permanent Disability) within 30 days after the date that the Preliminary Notice has been given to Executive shall be deemed to be a termination for Cause for purposes of the Agreement.

         (c) Except as provided in Section 6.4(b) above, (i) Any purported termination of the Executive's employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof. For purposes of this Agreement, (A) during a Window Period a "Notice of Termination" by the Company shall mean, and (B) outside a Window Period a "Notice of Termination" by the Executive shall mean, a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                  (ii) "Date of Termination" shall mean (i) if the Executive's employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), (ii) if the Executive's employment is terminated by reason of the Executive's death, the date of the Executive's death, (iii) if the Executive's employment is terminated by reason of the Executive's Retirement, for Cause, Involuntary Termination or for any other reason (other than Disability or death), the date specified in the Notice of Termination or Notice of Termination for Cause, as the case may be, (which (A) in the case of a Notice of Termination for Cause during a Window Period shall not be less than thirty (30) nor more than sixty (60) days from the date, if any, in the Determination Period that the Board notifies the Executive of its finding of Cause and (B) in the case of the

         Executive's voluntary termination (other than Executive's termination of employment for Good Reason) shall not be less than three (3) months after the date such Notice of Termination is given).

         6.5. TERMINATION FOLLOWING A CHANGE OF CONTROL. (a) Upon the Executive's Involuntary Termination during a Window Period, in lieu of the benefits provided by Section 6.1(a)(i) and (ii) hereof Executive shall be entitled to a lump sum payment within fifteen (15) business days following the date of such Termination equal to three hundred percent (300%) of the sum of
(i), (ii) and (iii), where (i) is the greater of the Executive's annual rate of Base Salary as in effect immediately prior to such termination or immediately prior to the Change of Control to which such Window Period relates, (ii) is the greater of (1) the Executive's annual Target Bonus Opportunity immediately prior to such termination or immediately prior to such Change of Control or (2) the greater of the aggregate amount of such actual award for the calendar year immediately preceding the year of such termination or immediately preceding the year of such Change of Control and (iii) is the greater of the annual perquisite allowance applicable to the Executive under the Nabisco Flexible Perquisites Program as in effect immediately prior to such termination or immediately prior to such Change of Control (such greater amount, the "Allowance"); provided, however, in the event that Executive's termination of employment with the Company occurs before he has foregone the entire $3,030,000 amount contemplated in Sections 1a. and 1b. of the Relinquishment Agreement, the amount payable under this Section 6.5(a) shall be reduced by the difference between (x) $3,030,000 and (y) the amount actually foregone by the Executive under Sections 1a. and 1b. of the Relinquishment Agreement prior to his termination of employment with the Company.

         (b) In addition to the benefits provided by Section 6.5(a) above, upon the Executive's Involuntary Termination during a Window Period, the Executive shall be entitled to receive Compensation Continuance as set forth in Section 6.1(a)(iii)-(x) hereof until the third anniversary of such Involuntary Termination.

         (c) (i) Anything herein to the contrary notwithstanding, in the event that it is determined that any payment or distribution by the Company to or for the Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms hereof, including but not limited to Section 7, or otherwise, other than any payment pursuant to this Section 6.5(c), (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive, within fifteen (15) business days following the determination described in Section 6.5(c)(ii) below, an additional payment ("Excise Tax Adjustment Payment") in an amount such that after payment by the Executive of all applicable Federal, state and local taxes (computed at the maximum marginal rates and including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Excise Tax Adjustment Payment, the Executive shall retain an amount of the Excise Tax Adjustment Payment equal to the Excise Tax imposed upon the Payments.

         (ii) All determinations required to be made under this Section 6.5(b), including whether Excise Tax Adjustment Payment is required and the amount of such Excise Tax Adjustment Payment, shall be made by DELOITTE & TOUCHE LLP, or such other accounting firm as the Company may designate prior to a Change of Control, which shall provide to the Company and the Executive detailed supporting calculations within fifteen (15) business days of the date of the Executive's termination of employment. Except as hereinafter provided, any determination by DELOITTE & TOUCHE LLP, or such other accounting firm as the Company may designate prior to a Change of Control, shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination hereunder, it is possible that (A) Excise Tax Adjustment Payments which should have been made will not have been made by the Company ("Underpayment"), or (B) certain Payments will have been made which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event of an Underpayment, the Company shall promptly determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the Executive's benefit. In the event that the Executive discovers that an Overpayment shall have occurred, the amount thereof shall be promptly repaid to the Company.

         6.6. NO MITIGATION; NO OFFSET. In the event of any termination of employment under this Section 6, Executive shall be under no obligation to seek other employment and, except to the extent provided in Section 14(c) hereof, there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

           7. CERTAIN AIAP PROVISIONS. In the event of a Change of Control, the Executive will be paid within fifteen (15) business days following the date of such Change of Control a lump sum cash payment equal to the Executive's Vested Target Bonus Opportunity.

           8. EXPENSES. Upon submission of proper vouchers therefor, the Company will pay or reimburse Executive for all transportation, hotel and living expenses incurred by Executive on business trips outside New Jersey, and for all other business and entertainment expenses reasonably incurred by him in connection with the business of the Company and its Affiliates during the term of his employment hereunder, at a standard commensurate with chief executive officers of the Company and its significant subsidiaries.

           9. LEGAL FEES AND EXPENSES. (a) The Company shall reimburse Executive for reasonable legal fees incurred in connection with executing this Agreement and shall pay all reasonable legal fees and expenses which Executive may incur outside a Window Period in respect of obtaining any compensation or other benefits to which he is entitled under this Agreement.

         (b) The Company shall pay to the Executive as incurred all legal and accounting fees and expenses incurred by the Executive as a result of the Executive's Involuntary Termination on the date of a Change of Control or during the resulting Window Period (including all such fees and expenses, if any, in seeking to obtain or enforce any right or benefit provided by this Agreement or any other compensation-related plan, agreement or arrangement of the Company) unless the Executive's claim is found by an arbitral tribunal of competent jurisdiction to have been frivolous.

         (c) The Company shall pay to the Executive as incurred all legal and accounting fees and expenses incurred by the Executive during a Window Period as a result of both (i) the Executive's Involuntary Termination prior to the Change of Control to which such Window Period relates and (ii) the Company's refusal after such Change of Control to provide any right or benefit provided by this Agreement or any other compensation-related plan, agreement or arrangement of the Company in respect of such Termination, including all such fees and expenses, if any, in seeking to obtain or enforce any such right or benefit unless the Executive's claim is found by an arbitral tribunal or court of competent jurisdiction to have been frivolous.

          10. NOTICES. All notices or communications hereunder shall be in writing, addressed as follows:

         To the Company:

                  Steven F. Goldstone
                  Chairman
                  Nabisco, Inc.
                  7 Campus Drive
                  Parsippany, NJ 07054
         with a copy to:

                  Chief Legal Officer
                  Nabisco, Inc.
                  7 Campus Drive
                  Parsippany, NJ 07054

Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and three days after the actual date of mailing shall be deemed the time at which notice was given.

         11. LIMITED WAIVER/SEPARABILITY. The waiver by any party of a violation by Executive of any of the provisions of this Agreement, whether expressed or implied, shall not operate or be construed as a waiver of any subsequent violation of any such provision. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.

          12. ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company or NGH under this Agreement may be assigned or transferred by the Company or NGH, as the case may be, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company or NGH, as the case may be, is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company or NGH, as the case may be, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company or NGH, as the case may be, and such assignee or transferee assumes the liabilities, obligations and duties of the Company or NGH, as the case may be, , as contained in this Agreement, either contractually or as a matter of law. The Company or NGH, as the case may be, further agree that, in the event of a sale of assets or liquidation as described in the preceding sentence, they shall take whatever action it legally can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder.

          13. AMENDMENT. The Agreement may be amended at any time only by mutual written agreement of the parties hereto.

          14. NONDISCLOSURE OF CONFIDENTIAL INFORMATION; COOPERATION DURING THE COMPENSATION PERIOD; NONCOMPETITION. (a) Executive shall not, without the prior consent of the Company and/or NGH, divulge, disclose or make accessible to any other person, firm, partnership or corporation or other entity any Confidential Information pertaining to the business of the Company or NGH except (1) while employed by the Company in the business of and for the benefit of the Company or NGH or (2) while employed by the Company when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of NGH or the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information or (3) while on Compensation Continuance when required to do so as provided in Section 14(b) hereof. For purposes of this Section 14(a), "Confidential Information" shall mean non-public information concerning the Company's or NGH's financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other proprietary information, except for specific items which have become publicly available information (other than such items which Executive knows have become publicly available through a breach of fiduciary duty or any confidentiality agreement). During active employment or during Compensation Continuance, in accordance with normal ethical and professional standards, Executive will refrain from taking actions or making statements, written or oral, which defame or denigrate the goodwill or reputation of the Company and/or NGH, their properties, products, directors, officers, executives and employees or which constitute willful conduct under circumstances where it is reasonable for Executive to anticipate or to expect that the natural consequences of such conduct by Executive will be to affect adversely the morale of other employees.

         (b) During the Compensation Period, Executive agrees that (1) subject to reasonable scheduling requirements, he will personally provide reasonable assistance and cooperation to the Company and/or NGH in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company and/or NGH, (2) he will promptly notify the Company and/or NGH if he receives any requests from anyone other than an employee or agent of the Company and/or NGH for information regarding the Company and/or NGH or if he becomes aware of any potential claim or proposed litigation against the Company and/or NGH, (3) he will refrain from providing any information related to any claim or potential litigation against the Company and/or NGH to any non-Company or non-NGH representatives without either the Company's or NGHs' written permission or being required to provide information pursuant to legal process, (4) if required by law to provide sworn testimony regarding any Company or NGH-related matter, he will consult with and have Company or NGH-designated legal counsel present for such testimony, (5) the Company and/or NGH will be responsible for the costs of such designated counsel and he will bear no cost for same, (6) he will confine his testimony to items about which he has knowledge rather than speculation, unless otherwise directed by legal process and (7) he will cooperate with the Company's and/or NGHs' attorneys to assist their efforts, especially on matters he has been privy to, holding all privileged attorney-client matters in strictest confidence. Nothing in the foregoing clauses 2-7 is intended to apply to governmental or judicial investigations; provided, however, the Company and/or NGH will reimburse Executive for legal expenses if he is compelled to appear in a governmental or judicial investigation.

         (c) Any Compensation Period resulting from an Involuntary Termination outside a Window Period shall be terminated if the Executive, without the Company's written approval, accepts a substantially similar or higher executive position, paying a substantially comparable or greater level of cash compensation, with any other company conducting a business which is substantially competitive with a business conducted by the Company or an Affiliate. Alternatively, the Company may, in its discretion, appropriately reduce the Executive's cash compensation and employee benefits coverage for the balance of the Compensation Period.

         (d) In the event that the Executive unreasonably refuses to provide consulting services in accordance with Section 6.1(e) or materially violates the terms and conditions of Sections 14(a) or 14(b) above, the Company may, at its election upon ten (10) days notice, terminate the Compensation Period, discontinue cash compensation payments and employee benefits coverage and cancel any outstanding stock options or other LTIP awards. The Company may also initiate any form of legal action it may deem appropriate seeking damages or injunctive relief with respect to any material violations of Sections 14(a), 14(b) or 14(c) above.

          15. BENEFICIARIES/REFERENCES. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

          16. SURVIVORSHIP. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this

Section are in addition to the survivorship provisions of any other section of this Agreement.

          17. GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with the laws of New Jersey, without reference to rules relating to conflicts of law.

          18. WITHHOLDING & TAXES. The Company shall be entitled to withhold from payment any amount of withholding required by law.

          19.   ENTIRE AGREEMENT.

         (a) (i) Except as set forth in Subsection (ii) of this Section 19(a), this Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any prior agreement with respect to employment, compensation continuation and the matters contained in this Agreement which Executive may have had with the Company or an Affiliate.

                  (ii) This Agreement does not supersede or replace the Relinquishment Agreement, that certain Travelers Life Insurance Agreement effective as of January 1, 2000 between NA, Executive, The Trust, the Owner and all agreements, assignments and other documentation related thereto (collectively, the "Travelers Agreements") or that certain John Hancock Life Insurance Agreement between NA, Executive, the Trust and the Owner, effective as of January 1, 2000 and all agreements, assignments and other documentation related thereto (collectively, the "Hancock Agreements"), which Relinquishment Agreement, Travelers Agreements and Hancock Agreements remain in full force and effect according to their terms.

         (b) This Agreement shall be binding upon and inure to the benefit of Executive, the Company or Affiliates, and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of substantially all of the assets of the Company or otherwise, including by operation of law.

         (c) Unless otherwise stated herein, no benefit or promise hereunder shall be secured by any specific assets of the Company. Unless otherwise stated herein, Executive shall have only the rights of an unsecured general creditor of the Company in seeking satisfaction of such benefits or promises.

          20. LATE PAYMENTS. To the extent that any payments required to be made hereunder following a Change of Control in connection with any Involuntary Termination occurring prior to the second anniversary of such Change of Control are not made within the period specified therefor, the Company shall be liable for interest on such delayed payments at the rate of 150% of the prime rate compounded monthly, as posted by the Morgan Guaranty Trust Company of New York, from time to time.

          21. ACTUARIAL CALCULATIONS. All required actuarial calculations of payments to be made hereunder shall be made by WATSON WYATT WORLDWIDE, NEW YORK, NEW YORK, or such other actuarial firm as the Company may designate prior to a Change of Control.

          22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which will be deemed an original.

          23. PARAGRAPH HEADINGS. Paragraph headings are inserted for convenience only and do not constitute a part and shall not affect the interpretation of this Agreement.

      IN WITNESS WHEREOF. the parties have executed this Agreement as
of                    , 2000.


                                  NABISCO HOLDINGS CORP.



/s/ James M. Kilts                By: /s/ James A. Kirkman III
-----------------------------         --------------------------------------
James M. Kilts                        James A. Kirkman III
                                      Executive Vice President,
                                      General Counsel & Secretary


                                  NABISCO INC.



                                  By: /s/ James A. Kirkman III
                                      --------------------------------------
                                      James A. Kirkman III
                                      Executive Vice President,
                                      General Counsel & Secretary


                                  NABISCO GROUP HOLDINGS CORP.



                                  By: /s/ James A. Kirkman III
                                      --------------------------------------
                                      James A. Kirkman III
                                      Executive Vice President,
                                      General Counsel & Secretary

                                    EXHIBIT A

                                   DEFINITIONS


      VESTED TARGET BONUS OPPORTUNITY means, as of a Change of Control or as of a Termination Date, as the case may be, an amount equal to the value of the Executive's target award or Target Bonus Opportunity, as the case may be, under the relevant AIAP or LTIP, as the case may be, for the relevant performance period in which the Change of Control or Involuntary Termination occurs, as the case may be, multiplied by a fraction, the numerator of which is the number of days in the period beginning on the first day of the relevant performance period and ending on the Change of Control or such Termination Date, as the case may be, and the denominator of which is 365; provided that in the event of an Involuntary Termination following a Change of Control in the year in which a Change of Control occurs, for purposes of computing the Vested Target Bonus Opportunity as of the date of such Termination, the performance period shall be deemed to begin on the first day following the Change of Control and the target award or Target Bonus Opportunity, as the case may be, shall be that in effect immediately preceding such Change of Control.